                    Exhibit 99.1

Alico Inc. Announces Restructuring Program Which Has Been Transforming it Into a More Competitive Company

FORT MYERS, Fla., Nov. 16, 2017 -- Alico, Inc. (“Alico” or the “Company”) (NASDAQ:ALCO) announces the Alico 2.0 Modernization Program. In January 2017, Alico Inc. embarked on an aggressive plan to improve its operational efficiencies and optimize its asset returns. This program, called Alico 2.0, is transforming three legacy businesses (Alico, Orange Co., and Silver Nip) into a single efficient enterprise, Alico Citrus, so we will remain one of the leaders in the U.S. citrus industry. This initiative explored every aspect of Alico’s citrus and ranch operations, including corporate and operational cost structures, grove costs, purchasing and procurement, non-performing and under-performing assets, professional fees, and human resources efficiency.
Alico has been careful to eliminate costs that it believes will not negatively affect citrus production. In fact, we believe that its new management structure and practices will drive enhanced production. Alico 2.0 will take at least two seasons to realize full results. Alico Citrus is reducing total expenses per acre from $3,314/acre in FY16 to $2,164/acre when Alico 2.0 is fully implemented. Overall, the program should reduce the company’s cost to produce a pound solid from $2.14 to $1.56.

(Per Acre)	FY16	Alico 2.0
Grove Costs	$1,850	$1,300
Pick, Load, and Haul	$787	$668
G&A	$213	$139

This efficiency will be achieved through better purchasing, more precise application of selected fertilizers and chemicals, outsourcing work such as harvesting, hauling, and certain caretaking tasks, and by streamlining grove management. Alico Citrus also expects to deploy a more efficient labor model that is consistent and uniform for field staffing and grove operating programs and aligns with the geographical footprint of the citrus groves. In addition to grove cost savings, Alico Citrus’ general and administrative expenses are projected to decline by more than 25% over the next two years, and recent information technology investments have already automated and simplified many administrative tasks.
Alico 2.0 led the Company to decide to divest assets that generated low rates of return and shut down parts of its operations that were not profitable. Alico Citrus has shut down its nursery in Gainesville, is in the process of selling its trucks and trailers, consolidated offices, and sold real estate assets that were not strategic. We believe that Alico has approximately $175 million of assets which may be divested without materially affecting earnings. This quarter, Alico will cease its direct cattle operations at Alico Ranch. The ranch has been a landholding for us for generations, but, even when profitable, ranch operations generated a minimal rate of return on capital. Alico will continue to own the property and still conduct its long term water dispersement program and wildlife management programs, but it will lease the ranch to a third party operator instead of conducting its own cattle operations. All of these decisions are intended to enable additional investment in the citrus business and redeployment of capital elsewhere.
Management within Alico Citrus is also changing. Danny Sutton has been promoted to President and General Manager of Alico Citrus, taking over for Steve Ryan, who has resigned to pursue other opportunities. We thank Mr. Ryan for his help in implementing Alico 2.0. Mr. Sutton has shown great leadership over the past year, and the performance of the Alico Citrus staff under his direction before and after Hurricane Irma gave the Alico Board of Directors confidence that he is ready to lead Alico Citrus through its current challenges towards sustainable increased prosperity.
We are pleased to announce that when Alico 2.0 is fully implemented over the next two years, Alico Citrus expects to generate net income of $17.9mm, EBITDA of $50mm, earnings of $2.00-$2.40 per share and its ROCE will increase to between 12-14%. When combined with the Dispersed Water Program, the Company believes that Adjusted EBITDA at Alico will increase to $60mm and earnings of $3.00-$3.25/share. These estimates assume normalized pre-hurricane levels of approximately 7.9mm boxes of citrus production and the achievement of $12mm of cost savings which are already in progress.
Alico 2.0 also includes an enhanced program to plant more than 400,000 trees in FY2018, which is expected to drive growth beyond 2020. The Company believes that its current acreage can produce 10mm boxes per year on a sustained basis, even in an environment where citrus greening continues.

Impact of Hurricane Irma

Florida’s citrus industry was hit hard by the recent impacts of Hurricane Irma. Alico Citrus estimates that production will be down 40-45% from the prior season that was completed in June of 2017. While Alico Citrus lost a small percentage of trees, the force and duration of the storm impacted the majority of the groves. Based upon prior experience with serious storms of this nature, we expect it will take at least two seasons for the groves to recover to pre-hurricane production levels. Alico Citrus expects production between 4.0-4.4mm boxes in FY2018, an increase in production in FY2019 and a return to pre-hurricane production levels by FY2020. The Company has crop insurance and is working closely with its insurers and adjusters. It is also working with Florida Citrus Mutual, the industry trade group, and government agencies on potential federal relief funds.
Despite the fixed cost nature of its agricultural business, the Company believes that the Alico 2.0 restructuring efforts and cost efficiencies that were began in early 2017 will mitigate the financial impact to Alico of Hurricane Irma. The Company expects to be EBITDA breakeven in FY2018, before the benefit of any insurance claims paid or federal relief funds, with an improvement the following season as production rebounds.

Alico Dispersed Water Program

Alico currently has a 10 year contract with the state of Florida to store 94,000 acre feet of water for $127 per acre foot. This Dispersed Water Program continues to make progress in seeking permitting approval from the Southwest Florida Water Management District and the Natural Resources Conservation Service. The project impacts approximately 34,000 acres of the 71,000 acre Alico Ranch, making it one of the largest private water storage programs in Florida. The Company is extremely proud of developing this venture because it protects historical lands in central Florida from development, provides a significantly more cost efficient solution for the state’s water storage programs, addresses longstanding Everglades pollution issues, and provides an important solution to numerous problems in central Florida and on both coasts caused by overflows from Lake Okeechobee.

Real Estate Dispositions

A core goal of Alico 2.0 is that the Company will not retain assets that depress its overall rate of return. A comprehensive review of Alico’s assets identified approximately $175mm of properties that generate no or low returns, including its office building in Ft. Myers, which was recently sold. Over the next two years, the Company expects that a substantial number of these assets will be sold. The proceeds from these sales will be redeployed or returned to shareholders.

About Alico
Alico is a holding company with assets and related operations in agriculture and environmental resources, including cattle ranching, water management, and mining. Our mission is to create value for shareholders by managing existing assets to their optimal current income and total returns, opportunistically acquiring new assets and producing high quality agricultural products while exercising responsible environmental stewardship. Learn more about Alico (NASDAQ:ALCO) at www.alicoinc.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.
Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products, increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth opportunities; onetime events; acquisitions and divestitures, including our ability to achieve the anticipated results of the Orange-Co acquisition and Silver Nip merger; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock, and the actual impact of Alico 2.0 on reducing expenses, production, profitability and EBITDA growth and actual results of sales of certain assets and use of such proceeds. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.
Investor Contact:
John E. Kiernan
Executive Vice President and Chief Financial Officer
(239) 226-2000
JKiernan@alicoinc.com

Non-GAAP Financial Measures
Adjusted EBITDA
(in millions)
Twelve Months Ended September 30,
2020

Net income attributable to common stockholders	$17.9
Interest expense	8.5
Provision for income taxes	11.2
Depreciation and amortization	12.4
EBITDA (without water)	50.0

Water Program	10.0

Adjusted EBITDA	60.0

Alico utilizes the non-GAAP measures EBITDA and Adjusted EBITDA to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA and Adjusted EBITDA are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provides useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and helps investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as earnings before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA for the above presentation is defined as earnings before interest expense, provision for income taxes, depreciation and amortization adjusted for earnings related to the Dispersed Water Program. The company has used other Adjusted EBITDA metrics in previous periods which included other items.

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